Exhibit 10.6

                            FIRST INDIANA CORPORATION
                        2004 EXECUTIVE COMPENSATION PLAN

      First Indiana Corporation, an Indiana corporation ("Corporation"), establishes the following First Indiana Corporation 2004 Executive Compensation Plan ("Plan"), subject to the approval of its shareholders.

1. Purpose. The purpose of the Plan is to attract and retain the best available talent and encourage the highest level of performance by directors, officers and selected employees and consultants, and to provide them incentives to put forth maximum efforts for the success of the business of the Corporation and its Subsidiaries (collectively, the "Employers"), in order to serve the best interests of Corporation and its shareholders.

2.    Effective Dates and Term.

      2.1.  The provisions of Sections 1-2, 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8,
            3.9, 3.10, 3.11, 3.12, 3.15, 3.16, 3.18, 3.19. 3.21, 3.22, 3.23,
            3.25, 6.1, 6.2, 6.3.1, 6.3.2, 6.3.4, 6.3.5, 6.3.6, 6.3.7, 6.3.8,
            6.4, 12, 14.1, 14.3, 14.4, 14.5, 18, 19, 20, 21.1, 21.4, 21.5, 21.6
            and 22 hereof shall become effective on October 20, 2004, subject to the approval of the Plan by the shareholders of the Corporation at their annual meeting in 2005. If such approval is not obtained, all Awards made pursuant to or subject to such provisions shall be null and void.

      2.2. The remaining provisions of this Plan shall become effective on the date on which the Plan is approved by the shareholders of the Corporation.

      2.3. The Plan will expire on the tenth anniversary of the date on which it is approved by the shareholders of the Corporation. No further Awards will be made under the Plan on or after such tenth anniversary.

3. Definitions. The following terms, when used in the Plan with initial capital letters, will have the following meanings:

      3.1.  [Reserved]

      3.2. Award means an award of cash or property, or a right to cash or property, pursuant to the Plan.

      3.3. Bank means First Indiana Bank, N.A., a wholly-owned Subsidiary of the Corporation

      3.4.  Board means the Board of Directors of the Corporation.

      3.5.  Change in Control means the first to occur of the following:

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            3.5.1. The acquisition by any individual, entity or "group" within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")(a "Person") of beneficial ownership (within the meaning of Rule 13d 3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Corporation (the "Outstanding Corporation Common Stock") or
                  (ii) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the "Outstanding Corporation Voting Securities"); provided, however, that the following acquisitions of common stock shall not constitute a Change in
                  Control: (i) any acquisition directly from the Corporation (excluding an acquisition by virtue of the exercise of a conversion privilege by one or more Persons acting in concert, and excluding an acquisition that would be a Change in Control under Section 3.5.3), (ii) any acquisition by the Corporation,
                  (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation or other entity controlled by the Corporation,
                  (iv) any acquisition by any corporation or other entity pursuant to a reorganization, merger or consolidation which would not be a Change in Control under Section 3.5.3; or (v) any acquisition by an Exempt Person; or

            3.5.2. Individuals who, as of the date hereof, constitute the Board
                  (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened "election contest" or other actual or threatened "solicitation" (as such terms are used in Rule 14a 11 of Regulation 14A promulgated under the Exchange Act) of proxies or consents by or on behalf of a person other than the Incumbent Board; or

            3.5.3. Consummation of a reorganization, merger, share exchange or consolidation of the Corporation, unless, following such reorganization, merger, share exchange or consolidation, (i) 75% or more of, respectively, the then outstanding shares of common stock of the corporation or other entity resulting from such reorganization, merger, share exchange or consolidation and the combined voting power of the then outstanding voting securities of such corporation or other entity entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities


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                    immediately prior to such reorganization, merger, share
                    exchange or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, share exchange or consolidation,
                    (ii) no Person (excluding the Corporation, any Exempt Person, any employee benefit plan (or related trust) of the Corporation or such corporation or other entity resulting from such reorganization, merger, share exchange or consolidation and any person beneficially owning, immediately prior to such reorganization, merger, share exchange or consolidation, directly or indirectly, 20% or more of the Outstanding Corporation Common Stock or Outstanding Corporation Voting Securities, as the case may
                    be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation or other entity resulting from such reorganization, merger, share exchange or consolidation or the combined voting power of the then outstanding voting securities of such corporation or other entity, entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation or other entity resulting from such reorganization, merger, share exchange or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger, share exchange or consolidation; or

            3.5.4. Consummation of (i) a complete liquidation or dissolution of the Corporation or (ii) a sale or other disposition of all or substantially all of the assets of the Corporation, other than to a corporation or other entity, with respect to which, following such sale or other disposition, (A) 75% or more of, respectively, the then outstanding shares of common stock of such corporation or other entity and the combined voting power of the then outstanding voting securities of such corporation or other entity entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the Persons who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, (B) no Person (excluding the Corporation, any Exempt Person, any employee benefit plan (or related trust) of the Corporation or such corporation or other entity and any person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 20% or more of the Outstanding Corporation Common Stock or Outstanding Corporation Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of such corporation or other entity or the combined voting power of the then outstanding voting securities of such corporation or


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                    other entity entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of such corporation or other entity were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Corporation; or

            3.5.5. The occurrence of one transaction or a series of transactions, which has the effect of a divestiture by the Corporation of 25% or more of the combined voting power of the outstanding voting securities of the Bank; or

            3.5.6. The occurrence of any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of the Bank (other than to the Corporation or one or more Exempt Persons).

            For purposes of this Section 3.5, "Exempt Person" means (i) Robert
            H. McKinney; (ii) Arlene A. McKinney; (iii) any Exempt Descendant (as defined below); (iv) any corporation, partnership, trust or other organization a majority of the beneficial ownership interest of which is owned directly or indirectly by one or more of Robert H. McKinney, Arlene A. McKinney or any Exempt Descendant; (v) any estate or other successor-in-interest by operation of law of Robert
            H. McKinney, Arlene A. McKinney or any Exempt Descendant; and (vi) with reference to an issuer, any group within the meaning of Rule 13d-5(b) under the Exchange Act, if the majority of the shares of such issuer beneficially owned by such group is attributable to shares of such issuer which would be considered beneficially owned by individuals and entities described in (i) through (v) inclusive absent the existence of the group. For purposes of this definition, "Exempt Descendant" shall mean any child, grandchild or other descendant of Robert H. McKinney, or any spouse of any such child, grandchild or other descendant, including in all cases adoptive relationships.

      3.6. Code means the Internal Revenue Code of 1986, as in effect from time to time.

      3.7. Committee means the Compensation Committee of the Board and, to the extent the administration of the Plan has been assumed by the Board pursuant to Section 20.1, the Board.

      3.8. Common Stock means the Common Stock of the Corporation or any security into which such Common Stock may be changed by reason of any transaction or event of the type described in Section 16.

      3.9. Consultant means any person, including an advisor, who is engaged by an Employer to render services on a regular or periodic basis and who is compensated for such services.


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      3.10. Continuous Status means that the Grantee's relationship with the
            Employers as a director, officer, employee or Consultant, is not interrupted or terminated. Continuous Status shall not be considered interrupted in the case of transfers between locations of an Employer, or between Employers, or, to the extent provided in
            Section 14.1, from an Employer to any successor of an Employer. The Compensation Committee in its discretion may determine (a) whether any leave of absence constitutes a termination of Continuous Status for purposes of the Plan, (b) the impact, if any, of any such leave of absence on Awards theretofore made under the Plan, and (c) when a change in a Consultant's association with the Employers constitutes a termination of Continuous Status for purposes of the Plan.

      3.11. Covered Participant means a Participant who is, or whom the Committee deems likely to become, a "covered employee" within the meaning of Section 162(m) of the Code.

      3.12. Date of Grant means the date specified by the Committee on which an Award will become effective.

      3.13. [Reserved]

      3.14. [Reserved]

      3.15. Evidence of Award means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee which sets forth the terms and conditions of an Award. An Evidence of Award may be in any electronic medium, may be limited to a notation on the books and records of an Employer and need not be signed by a representative of the Corporation or the Participant.

      3.16. Executive Compensation Plan Bonus means an award of annual incentive compensation made pursuant to and subject to the conditions set forth in Section 12.

      3.17. [Reserved]

      3.18. Market Value per Share means, with reference to a share of Common Stock and a given day, the per share value of Common Stock on such day, determined as follows.

            3.18.1. If the principal market for the Common Stock (the "Market")
                    is a national securities exchange or the National Association of Securities Dealers Automated Quotation System ("NASDAQ") National Market, the last sale price of Common Stock on such day or, if no reported sale takes place on such day, the average of the high bid and low asked price of Common Stock as reported on such Market for such day ("average price") or, if no


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                    such average price can be determined for such day, the most recent reported sale price of Common Stock within the preceding ten business days, or if no such sale shall have occurred, the average price for the most recent business day preceding such day for which an average price can be determined, provided an average price can be determined for any of the ten business days preceding such day;

            3.18.2. If the Market is the NASDAQ National List, the NASDAQ
                    Supplemental List or another market, the average of the high bid and low asked price for Common Stock on such day (the "average price"), or, if no such average price can be determined for such day, the most recent reported sale price within the preceding ten business days, or, if no such sale shall have occurred, the average price for the most recent business day preceding such day for which an average price can be determined, provided an average price can be determined for any of the ten business days preceding such day; or,

            3.18.3. In the event that neither Section 3.18.1 nor Section 3.18.2 shall apply, the Market Value per Share of a share of Common Stock on any day shall be determined in good faith by the Compensation Committee.

      3.19. Non-Employee Director means a member of the Board who is not a regular full-time employee of the Corporation or any Subsidiary.

      3.20. [Reserved]

      3.21. Participant means, with respect to an Award, the individual to whom such Award is granted.

      3.22. Performance Goal means, with reference to a Performance Measure, a specific level that is sought to be achieved. Performance Goals may be set in respect of various levels of achievement. For example, base level, target level, base extra achievement and target extra achievement Performance Goals may be set in respect of the same Performance Measure.

      3.23. Performance Measure means, with reference to a Performance Goal, the business or financial econometric with reference to which the Performance Goal is set.

      3.24. [Reserved]

      3.25. Performance Period means, with respect to an Award, a period of time within which the Performance Goals relating to such Award are to be measured. The Performance Period for an Executive Compensation Plan Bonus will be a period of 12 months, and, unless otherwise expressly provided in the Plan, the


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            Performance Period for all other Awards will be established by the
            Committee at the time of the Award.

      3.26. [Reserved]

      3.27. [Reserved]

      3.28. [Reserved]

      3.29. [Reserved]

      3.30. [Reserved]

      3.31. Subsidiary means (i) any corporation of which at least 50% of the total combined voting power of all outstanding shares of stock is owned directly or indirectly by the Corporation, (ii) any partnership of which at least 50% of the profits interest or capital interest is owned directly or indirectly by the Corporation and
            (iii) any other entity of which at least 50% of the total equity interest is owned directly or indirectly by the Corporation.

4.    [Reserved]

5.    [Reserved]

6.    Performance Measures and Goals.

      6.1. Performance Goals. In making Awards under the Plan, the Committee may establish specified Performance Goals which must be achieved during a specified Performance Period in order for the benefits under the Award to vest. Such Performance Goals may relate to the Participant or a particular group of Participants, to the Corporation or a Subsidiary, or to the Corporation and its Subsidiaries as a whole.

      6.2. Modification of Performance Measures and Goals. Except as provided in Section 6.3 in respect of Awards to Covered Participants, the Committee, at any time prior to the vesting of an Award, (i) may shorten or extend the Performance Period specified in the Award or
            (ii) may replace or supplement the Performance Goals specified in the Award with new or modified Performance Goals in respect of the same or different Performance Measures. Awards may be made for the purpose of replacing earlier Awards, including earlier Awards made otherwise than under this Plan. Replacement Awards may specify a Performance Period that includes part or all of the Performance Period specified in the earlier Award or that continues beyond the Performance Period specified in the earlier Award. In setting the amounts and other compensation that may be earned under a replacement Award and the Performance Goals on which the same are contingent, the Committee may consider the Participant's service and compensation prior to


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            or subsequent to, as well as during, the Performance Period specified in the replacement Award and the extent to which the Performance Goals specified in the earlier Award were met. The terms of a replacement Award may not be less favorable to the Participant than those of the earlier Award unless the Participant agrees to such replacement in writing.

      6.3. Limitations Applicable to Awards to Covered Participants. To the extent necessary in order for compensation received by a Covered Participant pursuant to an Award to qualify as "performance-based compensation" within the meaning of Code Section 162(m), the following limitations shall apply:

            6.3.1. Such compensation shall be paid solely on account of the attainment during the applicable Performance Period of one or more pre-established, objective Performance Goals. Such Performance Goals must be set with respect to one or more of the following Performance Measures: Net Income, Net Income Growth Rate, Return on Equity, Fair Market Value of Common Stock, economic value added, level of non-performing loans, expense management, deposits, loan originations, market share, industry leadership and organizational development. Such Performance Goals and all levels of attainment thereof must be substantially uncertain as to outcome when established by the Committee.

            6.3.2. The maximum incentive amount that may be earned under the Plan by any one Covered Participant during any one Performance Period in respect of a cash-denominated Award shall be the lesser of (i) the product of $50,000 times the number of months in the Performance Period or (ii) such amount as shall equal 100% of the Participant's base salary earned during the Performance Period.

            6.3.3.  [Reserved]

            6.3.4. The Committee shall review the Performance Goals at least annually during the course of the Performance Period. If it determines, based on actual results achieved by peer group institutions during the portion of a Performance Period preceding its review, that the economic environment in which the Corporation or a Subsidiary is operating is such that the Performance Goals previously established for such Performance Period or portion thereof are too high or too low, the Committee shall adjust the Performance Goals accordingly; provided, however, that any such adjustment shall be reported promptly to the affected Participants and shall be made far enough before the end of the Performance Period, and at such level, that attainment of the Performance Goal, as adjusted, is substantially uncertain as to outcome at the time of such announcement.

            6.3.5. The Committee may establish a year-by-year schedule for the attainment of the Performance Goals specified in an Award. For example, it may


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                    determine that in order for the Award to vest the cumulative
                    Return on Equity for a three-year Performance Period must be 31.5%, that the Return on Equity for the first year of such Performance Period must be 10% and that the Return on Equity for second year of such Performance Period must be 10.5%. In such a case, it may adjust the percentages for the first and second years after the end of the first year and adjust the percentage for the second year after the second year, if, with respect to each such annual adjustment, it determines, based on its annual review of actual results achieved by peer group institutions for the prior year, that the economic environment in which the Corporation or a Subsidiary is operating is such that the percentages previously set are too high or too low and that the adjustment is needed in order for the original intent of the Committee to be carried out. If the percentage established for first or second year, adjusted in accordance with the preceding sentence, is not attained, the Committee may reduce or cancel the Award. Except to the extent the Committee acts to reduce or cancel the Award within 90 days after the end of an interim year in which the applicable percentage is not attained, the Award shall continue in effect, without regard to the attainment of the applicable percentages for such interim years, subject to attainment of the applicable cumulative percentage for the entire Performance Period.

            6.3.6. In determining the extent to which a Performance Goal has been attained during the Performance Period or any portion thereof, the Committee shall adjust the actual results for such Performance Period or portion to eliminate the impact thereon of items that were not considered by the Committee in establishing such Performance Goal and that are deemed by the Committee to be extraordinary.

            6.3.7. If a major change in the business of the Corporation or a Subsidiary occurs during a Performance Period, and if the Committee determines that because of such change the Performance Goals initially established for such Performance Period are no longer appropriate, or can no longer be measured objectively on the basis of readily available financial data, the Committee may change such Performance Goals in such a manner as it deems appropriate; provided, however, that any such changes shall be reported promptly to affected Participants and shall be made far enough before the end of the Performance Period, and shall be of such a nature, that attainment of the Performance Goals, as changed, is substantially uncertain as to outcome at the time of the announcement.

            6.3.8. Following the completion of each Performance Period, the Committee shall certify in writing whether the applicable Performance Goals have been attained for such Performance Period and the incentive amounts, if any, payable Covered Participants for such Performance Period. The Committee, in its discretion, may eliminate or reduce the incentive amount


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                    payable to a Covered Participant; provided, however, that no such action may have the effect of increasing the incentive amount payable to another Covered Participant. Notwithstanding the foregoing, if a Change in Control occurs after the beginning of a Performance Period and prior to the close thereof, no such elimination or reduction shall be made.

      6.4. Generally Applicable Provisions. The following special provisions shall apply to Awards made pursuant to a written incentive program adopted by the Committee pursuant to the Plan, unless and except to the extent such written incentive program provides otherwise:

            6.4.1.  Definitions.

                     (i) Equity means with respect to any calendar year the average stockholders' equity of the Corporation for such year as determined by the Corporation's Independent Auditors.

                     (ii) Full Award means with reference to a Participant's Award Award, the aggregate of all amounts and other compensation that may be earned by such Participant pursuant to such Award.

                     (iii) Growth Rate with respect to a Performance Period means the growth rate determined by measuring the specific performance being measured during the first year of the Performance Period as compared to such performance during the calendar year immediately preceding the beginning of the Performance Period; the growth rate determined by measuring such performance during the second year of the Performance Period as compared to such performance during the first year of the Performance Period; the growth rate determined by measuring such performance during the third year of the Performance Period as compared to such performance during the second year of the Performance Period; and then calculating a simple arithmetic average of the individual year growth rates to determine the applicable growth rate for the Performance Period.

                     (iv) Independent Auditors means with respect to any calendar year the independent public accountants appointed by the Board of Directors of the Corporation to audit the consolidated financial statements of the Corporation on behalf of the shareholders and Board of Directors of the Corporation.

                     (v) Net Income means with respect to any calendar year the consolidated net income of the Corporation for such year after provision for all costs and expenses, including the expenses


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                            incurred by the Plan, and federal, state and foreign
                            income taxes; all as determined by the Independent Auditors.

                     (vi) Performance Goals means the goals related to the performance criteria designated in Section 4 above, which Performance Goals will be established by the Committee for a Performance Period.

                     (vii) Performance Period means each period of service in respect of which the Committee establishes an incentive program. The Committee may implement an incentive program for a Performance Period at any time before or within 90 days after the beginning of such Performance Period.

                     (viii) Pro-Rata Award means a fraction of the Participant's
                            Full Award, the numerator of which fraction is the number of full calendar months during the Performance Period for such award (and ending prior to the last date for making the election referred to in Section 14.4.2, if such election is made by such Participant) in which the Participant was employed by the Employers (or to the extent provided in Section 14.1, by the successor of an Employer, an affiliate of such successor, or any successor of such successor of such successor or any such affiliate), and the denominator of which fraction is the number of full calendar months during such Award Period.

                     (ix) Return on Equity" or "ROE" means, with respect to any calendar year, Net Income for such year divided by Equity for such year.

            6.4.2. If a Participant's employment with the Corporation and its Subsidiaries terminates during a Performance Period otherwise than by reason of a qualifying circumstance, the Participant's participation in the Plan shall terminate forthwith, and he or she shall not be entitled to receive any portion of his Award for such Performance Period, except as provided in Section 14 below in the event of a Change in Control. If a Participant's employment terminates during a Performance Period by reason of a qualifying circumstance, and if the Performance Goals for that Performance Period ultimately are met, the Participant may, at the discretion of the Committee, receive his or her Pro-Rata Award for such Performance Period [or his or her Full Share, to the extent provided in Section 14.4.3 in the event of a Change in Control]. A termination shall be deemed to be by reason of a qualifying circumstance if (i) it occurs due to the Participant's death or Disability, (ii) it occurs after the Participant has attained age 62 and completed 25 years of service, or (iii) it is due to a reduction in force, reallocation of responsibilities or similar initiative


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                    of the Corporation or employing Subsidiary and is unrelated to any dissatisfaction, merited or unmerited, with the Participant's job performance. For purposes of this section, a Participant's employment shall be deemed to terminate before the end of a Performance Period, even if it does not actually so terminate, if, before the end of such Performance Period, and before the occurrence of a Change in Control, (i) such Participant gives notice of his or her resignation to the Corporation or employing Subsidiary, effective as of a date before or within 60 days after the end of such Performance Period, (ii) such Participant takes any action, such as accepting another job, that indicates he or she definitely plans to terminate his or her employment before or within 60 days after the end of such Performance Period, or (iii) the Corporation or employing Subsidiary gives notice to such Participant that his or her employment is being terminated as of a date prior to or within 30 days after the end of such Performance Period.

7.    [Reserved]

8.    [Reserved].

9.    [Reserved]

10.   [Reserved]

11.   [Reserved]

12. Executive Compensation Plan Bonuses. The Committee may from time to time authorize payment of annual incentive compensation in the form of an Executive Compensation Plan Bonus to a Participant, which will become payable upon achievement of specified Performance Goals. Executive Compensation Plan Bonuses will be payable upon such terms and conditions as the Committee may determine in accordance with the following provisions:

      12.1. The Committee will specify the Performance Goals that, if achieved, will result in the payment of the Executive Compensation Plan Bonus.

      12.2. The Committee will specify the time and manner of payment of an Executive Compensation Plan Bonus which becomes payable, which payment may be made in (i) cash, (ii) shares of Common Stock having an aggregate Market Value per Share equal to the aggregate value of the Executive Compensation Plan Bonus which has become payable or
            (iii) any combination thereof, as determined by the Committee in its discretion at the time of payment.

      12.3. Each grant may be evidenced by an Evidence of Award, which will contain such terms and provisions as the Committee may determine consistent with the Plan, including without limitation provisions relating to the Participant's termination of


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            employment by reason of retirement, death, disability or otherwise.

13.   [Reserved]

14. Change in Control Provisions. Unless and except the extent the applicable Evidence of Award provides otherwise, outstanding Awards are subject to the following special provisions in the event of a Change in Control:

      14.1. If a Participant, in connection with a Change in Control, ceases to be a director, officer, employee or Consultant of the Employers and becomes a director, officer, employee or Consultant of the successor to an Employer or an affiliate of such successor, his or her Continuous Status shall not be deemed to have terminated or been interrupted unless and until he or she ceases to be a director, officer, employee or Consultant of such successor or affiliate and its successors. For purposes of determining such a Participant's Pro-Rata Award pursuant to Section 6.4.1 (viii), service with such successor or affiliate and its successors shall be treated as service with the Employers.

      14.2. [Reserved]

      14.3. Except as otherwise specified in the applicable Evidence of Award, if a Change in Control occurs after the grant of a Restricted Shares or Deferred Shares Award under this Plan (or under a Prior Plan if such grant is subject to Performance Goals or Performance Measures adopted pursuant to this Plan or to the terms and conditions of any incentive program established pursuant to this Plan), such Award shall continue in effect according to its terms or, if there is a successor employer, there shall be substituted for the Restricted Shares or Deferred Shares covered by such Award restricted shares or deferred shares of the successor employer or a parent of the successor employer having the same value, as of the effective date of such Change in Control, as the Restricted Shares or Deferred Shares of the predecessor for which it is substituted. In the event the Participant's Continuous Status is terminated by his or her Employer or its successor without cause, as defined for purposes of any written agreement under which the Participant is employed by such Employer or its successor, or by the Participant for good reason, as defined for purposes of any such agreement, prior to the end of the employment term provided in any such agreement, such Restricted Shares or Deferred Shares or substituted restricted shares or deferred shares shall become and remain fully vested and transferable, notwithstanding such termination of Continuous Status.

      14.4. Awards Under Incentive Programs. The following special provisions shall apply to Awards made pursuant to a written incentive program adopted by the Committee pursuant to the Plan, unless and except to the extent such written incentive program provides otherwise:


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

            14.4.1. If substantially all of the assets and business of an
                    Employer are acquired by such Employer's successor in connection with a Change in Control, and if any Awards under the Plan are then outstanding for a Performance Period then still open, then such successor shall be required to assume the Plan and such Awards, and all rights and obligations of the Employers, as to all Participants who become employees of such successor or any affiliate thereof in connection with such acquisition. The Employers, in connection with any Change in Control by which the successor to an Employer acquires substantially all of the assets and business of such Employer, (i) shall advise such successor of the existence of the Plan and of the terms of each Award then outstanding under the Plan and (ii) shall require such successor (A) to acknowledge that the Plan and all such Awards are valid and enforceable against such Employer in accordance with their terms and the determinations of the Committee, (B) to assume the rights and obligations of the Employers with respect to the Plan and any such Awards then outstanding to Participants who become employees of such successor or any affiliate thereof, and (C) to agree to impose similar obligations upon any corporation or other entity acquiring such assets and business from such successor or its successors.

            14.4.2. If a Change in Control occurs after the beginning but more than four months before the end of a Performance Period, a Participant may elect to receive his or her Pro-Rata Share for the portion of such Performance Period preceding the Effective Date of such Change in Control (which Pro-Rata Share then shall be payable regardless of whether the Performance Goals for such Performance Period ultimately are attained) in lieu of continuing his or her participation for the remainder of such Performance Period. Such an election must be made in writing to the Committee before or within 30 days after the occurrence of such Change in Control and no later than four months before the end of such Performance Period. Payment of a Participant's Pro-Rata Share pursuant to such an election shall be made before or within 15 days after the later of the occurrence of such Change in Control or the delivery of such writing. If such an election is made, then the Participant shall forfeit the balance of his or her award for such Performance Period, regardless of whether the Performance Goals for such Performance Period ultimately are achieved, unless Section 14.4.3 applies. [A Participant who terminates employment within 30 days after the occurrence of a Change in Control shall be deemed to have made and perfected an election under this subsection at the time of such termination of employment, if he or she did not actually do so earlier.]

            14.4.3. If a Change in Control occurs after the beginning but before the end of a Performance Period, then a Participant shall be entitled to receive his or her Full Award for such Performance Period, regardless of whether the


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

                    Performance Goals for such Performance Period ultimately are achieved, in each of the following events:

                         (i) Substantially all of the assets and business of an
                    Employer are acquired in connection with such Change in Control and the entity acquiring such assets and business either (A) fails to assume (directly or through an affiliate) such Award and the Plan as to such Participant or
                    (B) if a written employment agreement between such Participant and an Employer is in effect or becomes effective at the time of such Change in Control, fails to assume and agree to honor such agreement for the balance of the term thereunder or to enter into a new written employment agreement with such Participant which amends or supersedes such agreement.

                         (ii) Upon or after such Change in Control and prior to
                    the end of such Performance Period, an Employer or the successor to an Employer terminates such Participant's employment without cause prior to the end of the term provided for in any written employment agreement between such Participant and an Employer that is in effect or becomes effective upon such Change in Control or in any new written agreement between such Participant and an Employer or the successor to an Employer which amends or supersedes any such agreement.

            14.4.4. If substantially all of the assets and business of an
                    Employer are acquired by a successor in a transaction or series of transactions that constitute or result in a Change in Control, it is contemplated that the Committee administering the Plan as to Participants who transfer to and become employees of such successor or an affiliate thereof will be a Committee appointed by such successor or affiliate, and that such newly-appointed Committee will be able to avail itself of the authority granted under Sections
                    6.2 and 6.3.7 to establish new Performance Goals that relate to the assets and business acquired from such Employer and to the role of such Participants in preserving and growing such assets and business. Anything herein to the contrary notwithstanding, in the event of a Change in Control occurring after the beginning but before the end of a Performance Period, no changes shall be made pursuant to
                    Section 6.2, 6.3.4, 6.3.5 or 6.3.6 in the Performance Goals previously established for such Performance Period, and no new Performance Goals shall be established pursuant to Sections 6.2 or 6.3.7 for such Performance Period, either by the Committee appointed by the Corporation or by the Committee appointed by the successor to an Employer's assets and business, unless such changed or new Performance Goals are at least as likely to be attained as the prior Performance Goals would have been had there been no change in the business of the Employers and no Change in Control.


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

            14.5. Nothing contained in the Plan or any Evidence of Award shall be construed to give a Participant the right to enjoin the Corporation or any Subsidiary from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on outstanding Awards. Any right of a Participant, beneficiary or other person respecting such a corporate action shall be limited to a claim for actual damages and attorneys fees.

15.   [Reserved]

16.   [Reserved]

17.   [Reserved]

18. Settlement by Subsidiaries. Settlement of Awards held by employees of a Subsidiary shall be made by and at the expense of the Subsidiary.

19. Withholding Taxes. To the extent that an Employer is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under the Plan, and the amounts available to such Employer for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to such Employer for payment of the balance of such taxes required to be withheld. In addition, if permitted by the Committee, the Participant or such other person may elect to have any withholding obligation of such Employer satisfied with shares of Common Stock that would otherwise be transferred to the Participant or such other person in payment of the Participant's Award. However, without the consent of the Committee, shares of Common Stock will not be withheld in excess of the minimum number of shares required to satisfy such Employer's withholding obligation.

20.   Administration of the Plan.

      20.1. Unless the administration of the Plan has been expressly assumed by the Board pursuant to a resolution of the Board, the Plan will be administered by the Committee, which at all times will consist of two or more Directors appointed by the Board, all of whom (i) will meet all applicable independence requirements of the Nasdaq Stock Market or the principal national securities exchange on which the Common Stock is traded and (ii) will qualify as "non-employee directors" as defined in Rule 16b-3 and as "outside directors" as defined in regulations adopted under Section 162(m) of the Code, as such terms may be amended from time to time. A majority of the Committee will constitute a quorum, and the action of the members of the Committee present at any meeting at which a quorum is present, or acts unanimously approved in writing, will be the acts of the Committee.

      20.2. The Committee has the full authority and discretion to administer the Plan and to take any action that is necessary or advisable in connection with the


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

            administration of the Plan, including without limitation the authority and discretion to interpret and construe any provision of the Plan or of any agreement, notification or document evidencing an Award. The interpretation and construction by the Committee of any such provision and any determination by the Committee pursuant to any provision of the Plan or of any such agreement, notification or document will be final and conclusive. No member of the Committee will be liable for any such action or determination made in good faith.

21.   Amendments and Other Matters.

      21.1. The Plan may be amended from time to time by the Committee or the Board but may not be amended without further approval by the shareholders of the Corporation if such amendment would result in the Plan no longer satisfying any applicable requirements of the Nasdaq Stock Market (or the principal national securities exchange on which the Common Stock is traded), Rule 16b-3 or Section 162(m) of the Code.

      21.2. [Reserved]

      21.3. [Reserved]

      21.4. The Plan may be terminated at any time by action of the Board. The termination of the Plan will not adversely affect the terms of any outstanding Award.

      21.5. The Plan does not confer upon any Participant any right with respect to continuance of employment or other service with any Employer, nor will it interfere in any way with any right an Employer otherwise would have to terminate such Participant's employment or other service at any time.

      21.6. If the Committee determines, with the advice of legal counsel, that any provision of the Plan would prevent the payment of any Award intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code from so qualifying, such Plan provision will be invalid and cease to have any effect without affecting the validity or effectiveness of any other provision of the Plan.

22. Governing Law. The Plan, all Awards and all actions taken under the Plan and the Awards will be governed in all respects in accordance with the laws of the State of Indiana, including without limitation, the Indiana statute of limitations, but without giving effect to the principles of conflicts of laws of such State.


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